Exhibit 99.1

March 3, 2011	TSX: MMZ, AMEX: MMG

Metalline Appoints Chief Executive Officer

Vancouver, British Columbia – Metalline Mining Company (TSX: MMZ, AMEX: MMG) (“Metalline”) is pleased to announce the appointment of Tim Barry as Chief Executive Officer, President and Director. Mr. Barry previously held the position of Vice President of Exploration at Metalline. Mr. Hahn served as Metalline’s interim Chief Executive Officer and President since July 2010. Metalline would like to thank Greg Hahn for serving as interim Chief Executive Officer and President.

Mr. Barry has over 15 years of exploration and management experience. He has worked as a consulting geologist on projects in Canada, Mexico, Australia, New Zealand, Mongolia and West Africa and has significant experience with Metalline's field operations in Africa. Mr. Barry served as the chief geologist for Dome Ventures Corporation (merged with Metalline in April, 2010) and also served on Dome’s Board of Directors. Mr. Barry has managed Metalline’s operations at the Sierra Mojada project since September 2010. Mr. Barry is a registered geologist (MAusIMM) who obtained his BSc in Geology from the University of Otago in New Zealand.

Brian Edgar, Executive Chairman of the Board for Metalline states, “I have worked closely with Tim Barry for over five years. Tim is one of the smartest and most resourceful geologists I have ever worked with. He has already made a significant contribution to the management of Metalline and will continue to do so as President.”

In connection with the appointment, Mr. Barry was granted an option to acquire 250,000 shares of Metalline common stock, although the option is in part subject to vesting and is subject to the terms and conditions of Metalline’s stock option plan.

Appointment of Independent Director Dr. Nicole Adshead-Bell

Metalline is pleased to announce that Dr. Nicole Adshead-Bell was appointed to the Board of Directors on February 14, 2011.

Dr. Adshead-Bell is President of Cupel Advisory Corp. a private company providing advisory services for mining/exploration companies and investment funds. Dr. Adshead-Bell was Managing Director, Investment Banking, where she focused on mergers and acquisitions in the mining and exploration sector, at Haywood Securities Inc. from February 2007 to July 2010.  Prior to joining Haywood she held positions as a sell and buy side mining analyst with Dundee Securities Corporation and Sun Valley Gold LLC where she focused on uranium/base metals and precious metals, respectively. Between 1995 and 2003 she worked as a consultant geologist for Australian and Canadian companies. Dr. Adshead-Bell has a Ph.D. in geology from James Cook University, Queensland, Australia.

Brian Edgar, Executive Chairman of the Board for Metalline states, “Dr. Adshead-Bell enjoys the respect of the investment community in Canada and globally. She will be a very effective Board member and is well equipped to assist us going forward, not only with technical insights but with strategic planning and future financings.”

In connection with the appointment, Dr. Adshead-Bell was granted an option to acquire 200,000 shares of Metalline common stock, although the option is in part subject to vesting and is subject to the terms and conditions of Metalline’s stock option plan.

About Metalline Mining Company

Metalline Mining Company is focused on the acquisition, exploration and development of mineral properties. Metalline currently owns mineral concessions in the municipality of Sierra Mojada, Coahuila, Mexico and holds exploration licenses in Gabon, Africa. Metalline conducts its operations in Mexico through its wholly owned Mexican subsidiaries, Minera Metalin S.A. de C.V. and Contratistas de Sierra Mojada S.A. de C.V. To obtain more information on Metalline Mining Company, visit the Company's web site www.metallinemining.com.

On behalf of the Board of Directors

Tim Barry

Chief Executive Officer and President

INVESTOR RELATIONS CONTACT INFO:

Anthony Srdanovic
Manager Corporate Communications
Direct line: (604) 895-7429
Office line: (604) 687-5800
info@metallinemining.com

Metalline Mining Company
Suite 2200 – 885 West Georgia St.
Vancouver, BC V6C 3E8
Canada